Exhibit 10.11

CONSULTING AGREEMENT

THIS Consulting Agreement (the "Agreement") is made as of February 7, 2012 (the "Effective Date"), by and between Chimerix, Inc., a Delaware corporation (the "Company"), and Synergee LLC, a limited liability corporation organized under the laws of New Jersey (the "Consultant").

The Company desires to benefit from Consultant's expertise by retaining Consultant as a consultant, and Consultant wishes to perform consulting services for the Company, as provided below. In consideration of the mutual covenants set forth below, the parties hereby agree as follows:

1.          Consulting Services. The Company hereby engages Consultant, and Consultant hereby agrees, to provide consulting services to the Company as described in Exhibit A hereto (the "Services") during the term of this Agreement, as requested by the Company. Consultant agrees to exercise the highest degree of professionalism and to utilize Consultant's expertise and creative talents in performing the Services.

2.          Compensation. As full and complete compensation for performing the Services, the Company shall pay Consultant the compensation specified in Exhibit A hereto. Company shall reimburse Consultant, in accordance with Company's reimbursement policy, for any reasonable expenses incurred in connection with the performance of Services under this Agreement, provided Consultant obtains Company's prior written approval thereof and submits verification of such expenses as Company may reasonably require.

3.          Independent Contractor. Consultant's relationship with Company is that of an independent contractor and nothing in this Agreement should be construed to create a partnership, joint venture, or employer-employee relationship. Consultant is not the agent of Company and is not authorized to make any representation, contract, or commitment on behalf of Company. Consultant will not be entitled to any of the benefits that Company may make available to its employees, such as group insurance, profit-sharing, or retirement benefits. Consultant shall be solely responsible for all tax returns and payments required to be filed with or made to any federal, state, or local tax authority with respect to Consultant's performance of services and receipt of fees under this Agreement. The Company will report amounts paid to Consultant by filing Form 1099-MISC with the Internal Revenue Service as required by law. Because Consultant is an independent contractor, the Company will not withhold or make payments for social security, make unemployment insurance or disability insurance contributions, or obtain worker's compensation insurance on Consultant's behalf. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws governing self-employed individuals, including obligations such as payment of taxes, social security, disability, and other contributions based on fees paid to Consultant, his agents, or employees under this Agreement. Consultant hereby agrees to indemnity and defend the Company against any and all such taxes or contributions, including penalties and interest.

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4.          Confidentiality.

(a)          Confidential Information. The term "Confidential Information" shall mean any and all trade secrets, confidential knowledge, know-how, data or other proprietary information or materials, in whatever form, tangible or intangible, pertaining in any manner to the Company's business. By way of illustration but not limitation, Confidential Information may include inventions, ideas, discoveries, developments, designs, techniques, tangible and intangible information, chemical compounds, building blocks, chemical libraries, reaction protocols for chemical libraries, chemical structures, chemical design and model relationship data, chemical databases, assays, samples, media and other biological materials, procedures and formulations for producing any such materials, products, processes, drawings, improvements, formulas, equations, methods, developmental or experimental work, research or clinical data, instruments, devices, computer software and hardware, and information regarding research, development, current and proposed products and services, marketing and selling, business plans, business methods, budgets, finances, licensing, collaboration and development arrangements, prices and costs, buying habits and practices, contact and mailing lists and databases, vendors, customers and clients, and potential business opportunities.

(b)          Exceptions. Information to which Consultant receives access pursuant to this Agreement will not be considered to be Confidential Information to the extent that Consultant can demonstrate by competent written evidence that such information: (i) is or becomes publicly known other than as a result of any breach of this Agreement by Consultant; (ii) is disclosed to Consultant on a non-confidential basis by a third party who rightfully possesses the information; or (iii) was known to Consultant prior to its first receipt from the Company (whether such first receipt occurred before or during the term of this Agreement), except in the case of the Company Inventions, which shall not be subject to the exception in this clause (iii).

(c)          Non-Disclosure and Non-Use. At all times during the term of Consultant's association with the Company and thereafter, Consultant shall hold the Confidential Information in trust and confidence and shall not disclose or use any Confidential Information, except to the extent such disclosure or use is required in direct connection with Consultant's performance of requested Services for the Company or is expressly authorized in writing by the Company.

(d)          Third Party Information. Consultant acknowledges that the Company has received and in the future will receive from third parties confidential or proprietary information ("Third Party Information") subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of Consultant's association and thereafter, Consultant shall hold Third Party Information in the strictest confidence and shall not disclose or use Third Party Information, except the extent such disclosure or use is required in direct connection with Consultant's performance of requested Services for the Company or is expressly authorized in writing by the Company.

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5.          Intellectual Property Rights.

(a)          Ownership of Company Inventions. Consultant agrees that any and all ideas, inventions, discoveries, improvements, know-how and techniques that the Consultant conceives, reduces to practice or develops during the term of the Agreement, alone or in conjunction with others, during the performance of, or as a direct result of performing, the Services for the Company under this Agreement, including, without limitation, any and all intellectual property rights therein (collectively, "Company Inventions"), shall be the sole and exclusive property of the Company. Consultant hereby irrevocably assigns to the Company all right, title and interest in and to all Company Inventions and agrees to execute, verify, and deliver assignments of Company Inventions to the Company or its designee promptly upon request. In addition, Consultant hereby designates the Company as his or her agent for, and grants to the Company a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, solely for the purpose of effecting the assignment of Company Inventions from the Consultant to the Company.

(b)          Company Inventions Not Capable of Assignment. If Consultant has any rights to Company Inventions that cannot, under applicable law, be assigned to the Company, Consultant unconditionally and irrevocably waives the enforcement of such rights and all claims and causes of action of any kind against the Company with respect to such rights. Consultant agrees, at the Company's request and expense, to consent to and join in any action to enforce such rights. If Consultant has any right to Company Inventions that can neither be assigned to the Company nor waived by Consultant, Consultant unconditionally and irrevocably grants to the Company during the term of such rights, an exclusive, irrevocable, perpetual, worldwide, fully-paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to develop, make, have made, use, sell, have sold, offer for sale, import, reproduce, create derivative works of, distribute, publicly perform, and publicly display by all means now known or later developed, Company Inventions.

(c)          Cooperation and Assistance. Consultant agrees to cooperate with the Company and its designee(s), both during and after the term of this Agreement, in the procurement and maintenance of the Company's rights in Company Inventions, and to execute, when requested, any other documents deemed necessary by the Company to carry out the purpose of this Section 5. Consultant shall assist the Company in every proper way to obtain, prosecute, maintain and enforce United States and foreign patent rights, copyrights and other intellectual property rights or protections claiming, covering or relating to Company Inventions in any and all countries. To that end, Consultant shall execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining, and enforcing such rights and the assignment thereof. Consultant's obligations under this Section 5(c) shall continue beyond the expiration or termination of this Agreement, but after expiration or termination of this Agreement, the Company shall compensate Consultant at a reasonable rate for the time actually spent by Consultant at the Company's request on such assistance.

6.          No Conflicts. During the term of this Agreement, Consultant shall not, without the prior written consent of the Company, engage in any commercial business activity that competes with the Company's business or enter into any consulting or advisory relationship with any third party commercial entity that is engaged in any business activity that competes with the Company's business. If any restriction set forth above in this Section 6 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

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7.          Representations and Warranties. Consultant represents and warrants to the Company that Consultant's performance of the Services and of its obligations under this Agreement do not and will not breach or conflict with any agreement between Consultant and any third party (including, without limitation, Institution).

8.          No Improper Use of Materials. Consultant agrees not to bring to the Company or to use in the performance of Services for the Company any materials or documents of a present or former employer of Consultant, or any materials or documents obtained by Consultant from a third party under an obligation of confidentiality, unless such materials or documents are generally available to the public or Consultant has written authorization from such present or former employer or third party for the possession and unrestricted use of such materials. Consultant understands that Consultant is not to breach any obligation of confidentiality that Consultant has to present or former employers or clients, and agrees to fulfill all such obligations during the term of this Agreement.

9.          Term; Termination. The term of this Agreement, and Consultant's Services hereunder, shall commence on the Effective Date and, unless earlier terminated as provided below, shall expire 1 year after the Effective Date. The Company may terminate this Agreement in its sole discretion: (a) upon 30 days prior written notice to Consultant; or (b) immediately upon written notice to Consultant upon Consultant's material breach of Section 4, Section 6 and/or Section 10. Consultant may terminate the Agreement at any time upon 30 days' prior written notice to the Company. Upon expiration or any termination of this Agreement, or earlier as requested by the Company, Consultant shall deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information, or Confidential Information of the Company. Consultant further agrees that any property situated on the Company's premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. The provisions of Sections 4, 5, 9, 10 and 11 shall survive expiration or termination of this Agreement.

10.         Non-Interference with Business. During the term of this Agreement and for a period of two (2) years thereafter, Consultant agrees not to solicit or induce any employee or independent contractor of the Company to terminate or breach an employment, contractual, or other relationship with the Company.

11.         General Provisions.

(a)          Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of North Carolina, without regard to its conflicts of laws principles.

(b)          Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity, or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

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(c)          No Assignment. Consultant may not assign or delegate Consultant's obligations under this Agreement either in whole or in part without the prior written consent of the Company. Any attempted assignment or delegation by Consultant without the Company's prior written consent shall be void and of no effect.

(d)         Injunctive Relief. Consultant hereby acknowledges and agrees that in the event of any breach of this Agreement by Consultant, including, without limitation, the actual or threatened disclosure or unauthorized use of Confidential Information without the prior express written consent of the Company, the Company would suffer an irreparable injury such that no remedy at law would adequately protect or appropriately compensate the Company for such injury. Accordingly, Consultant agrees that the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

(e)          Notices. All notices, requests, and other communications under this Agreement must be in writing and must be mailed by registered or certified mail, postage prepaid and return receipt requested, sent by overnight courier or delivered by hand to the party to whom such notice is required or permitted to be given. If mailed, any such notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark. If sent by overnight courier or delivered by hand, any such notice will be considered to have been given when received by the party to whom notice is given, as evidenced by written and dated receipt of such party. The mailing address for notice to either party will be the address shown on the signature page of this Agreement. Either party may change its mailing address by notice as provided by this section.

(f)          Export. Consultant agrees not to export, directly or indirectly, any U.S. source technical data acquired from the Company or any products utilizing such data to countries outside the United States, which export may be in violation of the United States export laws or regulations.

(g)          Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

(h)          Entire Agreement. This Agreement is the final, complete, and exclusive agreement of the parties with respect to the subject matter hereof. This Agreement supersedes all prior discussions between the parties. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. The terms of this Agreement will govern all Services undertaken by Consultant for the Company.

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(i)          Headings. The headings preceding the text of the sections of this Agreement are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(j)          Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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In Witness Whereof, the parties have, by duly authorized persons, executed this Agreement as of the Effective Date.

Chimerix, INC.	Synergee LLC

By:	/s/ Kenneth Moch	Signature:	/s/ Dorothy J. Margolskee

Name:	Kenneth Moch	Dorothy J. Margolskee
SYNERGEE FOUNDER & PRINCIPAL
Title:	President & CEO	Biotech Consultant

Address:	Address:

2505 Meridian Parkway, Suite 340	10 Fawnwood Drive
Durham, NC 27713	Voorhees, NJ 08043
USA	USA
Attention: Contract Coordinator	Phone: 856-767-7627
Email: rheath@chimerix.com	Email: dorothy@synergeeconsulting,com

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Exhibit A

Services and Compensation

Consultant shall provide one or more of the following services, as requested by the Company:

-	Medical and strategic support for CMX001 CMV end of phase 2 package
-	-Strategic discussions based on data analysis, critical review and edit of End of phase 2 meeting package
-	All work will be performed by Dorothy J. Margolskee

Compensation:

-	Chimerix shall pay consultant four hundred dollars ($400.00) per hour.
-	The total number of hours performing the Services this Amendment shall not exceed one hundred (100)/per month without the prior written agreement of the parties.
-	Chimerix shall pay consultant's travel time at half the billable rate unless consultant is actively working on a project for Chimerix in which case consultant will bill at the full rate.
-	At the end of each month during the term of this Agreement Consultant agrees to send Chimerix an invoice setting forth the work performed under this Agreement for such month. Within thirty (30 days) of receipt, Chimerix shall pay consulting fees due for such month.

FIRST AMENDMENT

TO THE CONSULTING AGREEMENT BETWEEN CHIMERIX, INC.

AND SYNERGEE LLC

This First Amendment to the Consulting Agreement between Chimerix and Consultant ("Amendment") is dated effective as of March 30, 2012 ("Effective Date"), and is entered into by and between Chimerix, Inc. ("Chimerix" or "Company") a Delaware corporation and its successors and assignees, and Synergee LLC, a limited liability corporation ("Consultant").

WHEREAS, Chimerix and Consultant entered into that certain Consulting Agreement between Chimerix and Consultant dated effective February 7, 2012 (the "Agreement"); and

WHEREAS, the parties wish to amend the Agreement to amend the scope of Services to be performed by Consultant; and

WHEREAS, the parties wish to amend the Agreement to provide for the grant of a stock option to Dorothy J. Margolskee (as an individual) as partial compensation for the Services; and

WHEREAS, Chimerix and Consultant now desire to amend the terms of the Agreement as more particularly set forth below:

1.	Scope of Services: Exhibit A to the Agreement is hereby cancelled in its entirety. The scope of Services to be provided by Consultant shall be set forth on the new Exhibit A ("Services and Compensation") as attached hereto as Appendix I.

2.	Compensation. Section 2 of the Agreement entitled "Compensation" shall be amended to included new Subsection 2.1 as follows:

2.1 Stock options. Contingent and effective upon the execution of the Amendment, the Company has awarded to Dorothy J. Margolskee (as an individual) a stock option covering a total of Fifty Thousand (50,000) shares of the Company's Common Stock. Copies of the Company's 2012 Equity Incentive Plan and Consultant's Stock Option Agreement and Stock Option Grant Notice relating to this stock option grant will be provided to Consultant as soon as practicable following the date of the Amendment. The shares will vest as follows:

(i)          10,000 shares will vest immediately upon execution of the Amendment; and

(ii)         5,000 shares will vest at the end of each monthly period following the execution of the Amendment during which Dorothy J. Margolskee serves as Company's interim Chief Medical Officer as part of the Services; or

(iii)        2,500 shares will vest at the end of each monthly period following the execution of the Amendment during which Consultant performs Services for the Company, but Dorothy J. Margolskee does not serve as Company's interim Chief Medical Officer.

3.	Except as provided in this Amendment, all terms used in this Amendment that are not otherwise defined shall have the respective meanings ascribed to such terms in the Agreement.

4.	This Amendment embodies the entire agreement between Consultant and Company with respect to the amendment of the Agreement. In the event of any conflict or inconsistency between the provisions of the Agreement and this Amendment, the provisions of this Amendment shall control and govern.

5.	Except as specifically modified and amended herein, all of the terms, provisions, requirements and specifications contained in the Agreement remain in full force and effect. Except as otherwise expressly provided herein, the parties do not intend to, and the execution of this Amendment shall not, in any manner impair the Agreement, the purpose of this Amendment being simply to amend and ratify the Agreement, as hereby amended and ratified, and to confirm and carry forward the Agreement, as hereby amended, in full force and effect.

IN WITNESS WHEREOF, Consultant and Company have executed and delivered this Amendment effective as of the Effective Date.

Synergee LLC	Chimerix, Inc.

By:	/s/ Dorothy J. Margolskee	By:	/s/ Kenneth Moch

Name:	Dorothy J. Margolskee	Name:	Kenneth Moch

Title:	Principal & Founder	Title:	President & CEO

Date:	4/4/12	Date:	4/4/12

APPENDIX I

Exhibit A

Services and Compensation

Consultant shall provide one or more of the following services, as requested by the Company:

-	Serve in the role of interim Chief Medical Officer (until such time as Company appoints a replacement CMO)
-	Other related matters as agreed upon by the Parties
-	Consultant will report directly to Kenneth Moch, CEO
-	All work will be performed by Dorothy J. Margolskee

Compensation:

-	Chimerix shall pay consultant four hundred dollars ($400.00) per hour.
-	The total number of hours performing the Services this Amendment shall not exceed one hundred 120 per month without the prior written agreement of the parties.
-	Chimerix shall pay consultant's travel time at half the billable rate unless consultant is actively working on a project for Chimerix in which case consultant will bill at the full rate.
-	At the end of each month during the term of this Agreement Consultant agrees to send Chimerix an invoice setting forth the work performed under this Agreement for such month. Within thirty (30) days of receipt, Chimerix shall pay consulting fees due for such month.